EXHIBIT 99.1

Communications Systems Announces

Operating Results for 2005 fourth quarter and year.

Hector, MN — March 21, 2006 — Communications Systems, Inc. (AMEX: JCS) today reported consolidated income from continuing operations of $1,778,000 or $0.20 per diluted share for the fourth quarter ended December 31, 2005 compared with $1,695,000  or $0.20 per diluted share for the fourth quarter of 2004. Total consolidated net income for the 2005 fourth quarter, which includes the results of discontinued operations, was $1,488,000 or $.17 per diluted share compared to $1,511,000 or $.18 per share for the three months ended December 31, 2004. Fourth quarter 2005 consolidated revenues from continuing operations increased to $27,013,000 compared to $26,908,000 in the fourth quarter of 2004.

Twelve-month 2005 consolidated revenues from continuing operations increased to $109,709,000 compared to $100,526,000 in 2004. Income from continuing operations for the year ended December 31, 2005 was $5,515,000 compared to $5,367,000 in 2004. Total consolidated net income, which includes the results of discontinued operations, for the year ended December 31, 2005 was $4,470,000 or $.51 per diluted share compared to a net income of $4,763,000 or $.57 per diluted share in 2004.

During the fourth quarter 2005, an examination by the Internal Revenue Service of the Company’s federal income tax returns for the year ended December 31, 2002 was completed. Due to the favorable results, the Company has reviewed and reduced its estimated accrued tax liabilities. This resulted in a significant one-time reduction in the effective tax rate. The effective income tax rate was 27% and 37% in the twelve months ended December 31, 2005 and 2004, respectively. The Company expects that the effective income tax rate for fiscal 2006 will be approximately 37%.

Net income includes the discontinued operations of Image Systems, a medical and technical imaging business unit located in Eden Prairie, Minnesota, and Austin Taylor Communications Ltd. of Bethesda, Wales, the Company’s U.K. provider of cabling and related telephony products. Discontinued operations also includes an after tax gain of $222,000 on the sale of the inventory and equipment of Image Systems in the fourth quarter of 2005. The pending sale of Austin Taylor was in the process of negotiation as of December 31, 2005. The net loss from discontinued operations was $289,000 for the fourth quarter of 2005 compared with a net loss of $184,000 for the fourth quarter of 2004. For the twelve months ended December 31, 2005 the net loss from discontinued operations was $1,045,000 compared to $604,000 in the same period in 2004.

The company’s Hector, MN based business unit (Suttle), which manufactures and distributes telecommunications connection products and filtering devices for voice, data and video applications continues to report increased revenues and profits  for the year ended December 31, 2005. Fourth quarter 2005 revenues totaled $11,472,000 compared to $11,086,000 in the fourth quarter of 2004. Operating income declined to $1,164,000 in the fourth quarter of 2005 compared to $1,505,000 in the fourth quarter of 2004. Twelve month 2005 revenues increased to $47,324,000 compared to $40,114,000 in 2004. Twelve month operating income in 2005 was $6,909,000 compared to $4,760,000 in 2004.

Transition Networks business unit (media conversion products) reported revenues of $9,641,000 and operating income of $1,058,000 in the fourth quarter of 2005 compared to revenues of $10,876,000 and operating income of $798,000 in the same period in 2004. Twelve month revenues in 2005 totaled $38,572,000 compared to $41,058,000 in the same period in 2004. Twelve month operating income in 2005 increased to $4,364,000 compared to $4,176,000 in 2004.

MiLAN Technology business unit (media conversion products and switches) reported revenues of $2,370,000 and operating income of $143,000 in the fourth quarter of 2005 compared to revenues of $2,934,000 and operating income of $249,000 in the same period in 2004. For the twelve month period in 2005, revenues decreased to $8,380,000 compared to $11,386,000 in the same period in 2004. The operating loss for the twelve month period totaled $2,660,000 compared to an operating profit of $358,000 in 2004. The MiLAN Technology subsidiary recorded a pre-tax write down of excess and slow-moving inventory of $1.1 million in the second quarter of 2005 and pre-tax severance costs of $170,000. CSI implemented on July 1, 2005 the consolidation of the MiLAN and Transition Networks business units into one operating unit under the direction of the Transition Networks management group.

The company’s education consulting business unit (JDL Technologies) reported fourth quarter 2005 revenues of $3,530,000 compared to $2,013,000 in the fourth quarter of 2004. Twelve month 2005 revenues were $15,407,000 compared to $7,969,000 in 2004. JDL recorded an operating loss in the fourth quarter of 2005 of $665,000 compared to operating income of $473,000 in the fourth quarter of 2004. Twelve month operating income in 2005 was $590,000 compared to $1,184,000 in the same period of 2004.

Jeffrey K. Berg, President and COO said, “Two of the continuing operations of CSI, Suttle and Transition Networks, recorded very satisfactory results in the fourth quarter and all of 2005. JDL is in the process of rebounding from difficulties and disappointments in 2005. While JDL’S revenue increased both in the 4th quarter and for 2005 compared to the same periods in 2004, the net profit decreased due to lower margins than anticipated with a large wiring contract, increased expenses for a major network renovation that JDL owns and manages for a large customer and increased expenses from expanding JDL Florida operations.”

Curtis A. Sampson, Chairman and CEO commented, “The Company continues to maintain a strong balance sheet with approximately $93 million in assets, including $27 million in cash and equity of $80 million as of December 31, 2005. Also, the Company has a current ratio of over 6 to 1 and no debt.”

About Communications Systems

Communications Systems, Inc. provides physical connectivity infrastructure and services for cost-effective broadband solutions and is a leading supplier of voice-grade connecting devices and wiring systems. CSI serves the broadband network market as the world’s leading supplier of media conversion technology, which permits networks to deploy fiber optic technology, while retaining the copper-based infrastructure already embedded in the network. In addition, CSI supplies copper wire and fiber optic structured wiring systems for broadband networks, as well as line filters for digital subscriber line service. CSI also provides network design, training and management services.

Cautionary Statement: From time to time, in reports filed with the Securities and Exchange Commission, in press releases, and in other communications to shareholders or the investing public, the Company may make forward-looking statements concerning possible or anticipated future financial performance, business activities or plans which are typically preceded by the words “believes,” “expects,” “anticipates,” “intends” or similar expressions. For such forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in federal securities laws. Shareholders and the investing public should understand that such forward-looking statements are subject to risks and uncertainties which could cause actual performance, activities or plans to differ significantly from those indicated in the forward-looking statements.

CSI CONSOLIDATED SUMMARY OF EARNINGS

	Three Months Ended December 31
	2005	2004
Revenues from Continuing Operations	$27,012,745	$26,907,855
Gross Margin	8,619,642	9,605,220
Operating Income From Continuing Operations	1,083,677	2,349,468
Income From Continuing Operations Before Income Taxes	1,216,129	2,443,100
Income Tax (Benefit) Expense	(561,721)	748,000
Income From Continuing Operations	1,777,850	1,695,100

Discontinued Operations
Loss From Discontinued Operations (net of taxes of $0 and $19,000 for 2005 and 2004)	(511,821)	(183,685)
Gain on disposition of discontinued operations (net of taxes of $131,000)	222,430
Net Loss From Discontinued Operations	(289,391)	(183,685)

Net Income	1,488,459	1,511,415

Basic Net Income Per Share
Continuing Operations	$.21	$.20
Discontinued Operations	(0.03)	(0.02)
	$.18	$.18

Diluted Net Income Per Share
Continuing Operations	$.20	$.20
Discontinued Operations	(0.03)	(0.02)
	$.17	$.18
Average Shares Outstanding:
Average Common Shares Outstanding	8,645,589	8,364,077
Dilutive Effect of Stock Options Outstanding	146,544	159,678
	8,792,133	8,523,755

	Twelve Months Ended December 31
	2005	2004
Revenues From Continuing Operations	$109,708,505	$100,526,284
Gross Margin	36,869,937	35,333,604
Operating Income From Continuing Operations	6,805,183	8,078,660
Income From Continuing Operations Before Income Taxes	7,243,673	8,233,109
Income Tax Expense	1,728,279	2,865,975
Income From Continuing Operations	5,515,394	5,367,134

Discontinued Operations
Loss From Discontinued Operations (net of taxes of $206,000 and $98,000 for 2005 and 2004)	(1,268,026)	(604,401)
Gain on disposition of discontinued operations(net of taxes of $131,000)	222,430
Net Loss from Discontinued Operations	(1,045,596)	(604,401)

Net Income	4,469,798	4,762,733

Basic Net Income Per Share
Continuing Operations	$.64	$.65
Discontinued Operations	(0.12)	(0.07)
	$.52	$.58
Diluted Net Income Per Share
Continuing Operations	$.63	$.64
Discontinued Operations	(0.12)	(0.07)
	$.51	$.57
Average Shares Outstanding:
Average Common Shares Outstanding	8,577,066	8,263,041
Dilutive Effect of Stock Options Outstanding	138,819	57,573
	8,715,885	8,320,614